Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213610) of our report dated March 24, 2020 included in this Annual Report on Form 10-K of Sun Biopharma, Inc. (the “Company”), relating to the consolidated financial statements of the Company for the year ended December 31, 2019.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 24, 2020